Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION, DATED NOVEMBER 15, 2012

AGREEMENT AND PLAN

OF REORGANIZATION

by and among

Digerati Technologies, Inc.

Waste Deep, Inc.

and the

Securityholders of Waste Deep, Inc.

EXHIBITS

A – Certificates to be Issued and Exchanged

B – Form of Officer’s certificate of Digerati

C – Form of Officer’s certificate of Waste Deep

D – Forms of Investment Representation

E – Form of Opinion of Digerati’s counsel

F – Form of Opinion of Waste Deep’s counsel

G _ Form of John Howell Employment Agreement

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (the “Agreement”) is made and entered into as of the 15th day of November, 2012, by and among Digerati Technologies, Inc., a Nevada corporation (hereinafter referred to as “Digerati”), Waste Deep, Inc., a Nevada corporation (hereinafter referred to as “Waste Deep”), and the undersigned holders of securities of Waste Deep (“Securityholders”).

W I T N E S S E T H:

WHEREAS, upon the terms and subject to the conditions of this Agreement, Securityholders will exchange all of the shares of Waste Deep’s common stock for a specified number of shares of Digerati’s common stock to be issued and Digerati will acquire all of the issued and outstanding common stock of Waste Deep, making Waste Deep a wholly-owned subsidiary of Digerati;

WHEREAS, upon the terms and subject to the conditions of this Agreement, all holders of outstanding shares of preferred stock of Waste Deep will exchange such preferred stock for preferred stock of Digerati (the exchange of common stock and preferred stock is collectively referred to as the “Exchange”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, options and warrants of Waste Deep, whether or not exercisable and whether or not vested shall be assumed by Digerati and, by virtue of the Exchange, will become options and warrants of Digerati

WHEREAS, the Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended, and under the applicable securities laws of each state or jurisdiction where Securityholders reside;

WHEREAS, for federal income tax purposes, the Exchange is intended to qualify as a reorganization under the provisions of section 368(a)(1)(B) of the United States Internal Revenue Code of 1986, as amended (the “Code”); and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Digerati, Waste Deep and Securityholders hereby agree as follows:

ARTICLE I

THE EXCHANGE

SECTION 1.01.    The Exchange. Upon the terms and subject to the conditions set forth in Article VII, at the Effective Time (as defined below in Section 1.02), as a result of the Exchange, Waste Deep will become a wholly owned subsidiary of Digerati.

SECTION 1.02.    Effective Time; Closing. As promptly as practicable and in no event later than the second business day following the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (or such other date as may be agreed in writing by each of the parties hereto), the parties hereto shall cause the Exchange to be consummated by Securityholders delivering to Digerati the certificates representing all of the outstanding Waste Deep Securities (as defined below in Section 2.01) duly endorsed (or with duly executed stock powers) so as to make Digerati the sole owner thereof free and clear of all claims and encumbrances except as specifically assumed by Digerati. The term “Effective Time” means the date and time of the Closing (or such later time as may be agreed in writing by each of the parties hereto) to be held at the offices of Sonfield & Sonfield, Houston, Texas (or such other place as the parties may agree).

SECTION 1.03.    Effect of the Exchange. At the Effective Time, the effect of the Exchange shall be Waste Deep becoming a wholly owned subsidiary of Digerati.

SECTION 1.04.    Digerati Articles of Incorporation. As soon as practicable after the Effective Time, the Digerati Articles of Incorporation shall be amended as provided by law and such Articles of Incorporation to change the name of Digerati to a name selected by the Digerati board of directors.

ARTICLE II

DELIVERY OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01.    Delivery of Securities. At the Effective Time, as a part of the Exchange:

(a)    each share of common stock, par value $.001 per share, of Waste Deep (the “Waste Deep Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Waste Deep Common Stock to be cancelled pursuant to Section 2.01(c)) shall be exchanged for Digerati Preferred stock convertible into the number of shares shown on Exhibit A (the “Exchange Ratio”); provided, however, that, if between the date of this Agreement and the Effective Time the outstanding shares of Digerati Series A Preferred Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares;

(b)    the record and beneficial ownership of each share of the Series E Preferred Stock, $0.001 par value per share, of Digerati (the “Digerati Series E Preferred Stock”) issued and outstanding prior to the Effective Time shall be transferred to the person or persons designated by Waste Deep and, together with the Digerati Series A Preferred Stock, the “Digerati Securities” or the “Exchange Consideration”);

(c)    any Waste Deep Securities held in the treasury of Waste Deep and any Waste Deep Securities owned by Digerati or any direct or indirect wholly owned subsidiary of Digerati or of Waste Deep immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

SECTION 2.02. Exchange of Waste Deep Certificates.

(a)    At the Closing, Waste Deep and the Securityholders shall surrender to Digerati all certificates representing Waste Deep Securities (the “Waste Deep Certificates”) representing the number of shares set opposite of each Securityholder in Exhibit A hereto (together with any stock transfer tax stamps required by reason of the payment of the Exchange Consideration to a person other than the registered holder of the Waste Deep Certificate surrendered), together with such other customary documents as may reasonably be required by Digerati, in exchange for the Exchange Consideration. The Exchange Consideration shall be allocated in the number of shares set opposite the name of each Securityholder in Exhibit A hereto. Any shareholder of Waste Deep whose Waste Deep Certificates are not delivered at the Closing shall receive the Exchange Consideration with respect to such Waste Deep Certificates upon delivery to Digerati after the Closing of such Waste Deep Certificates and the other items required pursuant to the first sentence of this Section 2.02(a).

(b)    No dividends or other distributions declared or made after the Effective Time with respect to the Digerati Series A Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Waste Deep Certificate with respect to the shares of Digerati Series A Preferred Stock represented thereby until the holder of such Waste Deep Certificate shall surrender such Waste Deep Certificate.

(c)    All shares of Digerati Series A Preferred Stock issued upon exchange of Waste Deep Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Waste Deep Common Stock.

(d)    No certificate or scrip representing fractional shares of Digerati Series A Preferred Stock shall be issued upon the surrender for exchange of Waste Deep Certificates, and such fractional share interests will entitle the owner thereof to the number of shares of Digerati Series A Preferred Stock rounded up or down to the nearest whole share.

(e)    Digerati shall not be liable to any holder of Waste Deep Securities for any such Waste Deep Securities (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f)    Digerati shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Waste Deep Securities such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Digerati such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Waste Deep Securities in respect of which such deduction and withholding was made by Digerati.

(g)    If any Waste Deep Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Waste Deep Certificate to be lost, stolen or destroyed and, if required by Digerati, the posting by such person of a bond, in such reasonable amount as Digerati may direct, as indemnity against any claim that may be made against it with respect to such Waste Deep Certificate, Digerati will issue in exchange for such lost, stolen or destroyed Waste Deep Certificate the Exchange Consideration, any cash in lieu of fractional shares of Digerati Series A Preferred Stock to which the holders thereof are entitled pursuant to Section 2.02(d) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(f).

SECTION 2.03.    Stock Transfer Books. At the Effective Time, the stock transfer books of Waste Deep shall be closed and there shall be no further registration of transfers of Waste Deep Securities thereafter on the records of Waste Deep. From and after the Effective Time, the holders of Waste Deep Certificates representing Waste Deep Securities outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Waste Deep Securities, except as otherwise provided in this Agreement or by Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF WASTE DEEP AND SECURITYHOLDERS

Waste Deep and Securityholders, jointly and severally, hereby represent and warrant to Digerati that:

SECTION 3.01.    Organization and Qualification; Subsidiaries. Each of Waste Deep and each subsidiary of Waste Deep (the “Waste Deep Subsidiaries”) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power, have not had, and could not reasonably be expected to have, individually or in the aggregate, a Waste Deep Material Adverse Effect (as defined below). Each of Waste Deep and Waste Deep Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Waste Deep Material Adverse Effect. The term “Waste Deep Material Adverse Effect” means any change in or effect on the business of Waste Deep and Waste Deep Subsidiaries that is materially adverse to the financial condition or results of operations of Waste Deep and Waste Deep Subsidiaries taken as a whole, except for any such changes or effects resulting from or arising in connection with (i) this Agreement or the transactions contemplated by this Agreement or the announcement hereof, (ii) any changes in economic, regulatory or political conditions or (iii) any issue or condition otherwise known to Digerati prior to the date of this Agreement.

SECTION 3.02.    Waste Deep Articles of Incorporation and By-Laws. Waste Deep has heretofore made available to Digerati a complete and correct copy of the Waste Deep Articles of Incorporation and the By-Laws of Waste Deep. Such Waste Deep Articles of Incorporation and By-Laws are in full force and effect. Waste Deep is not in violation of any of the provisions of its Waste Deep Articles of Incorporation or By-Laws.

SECTION 3.03.    Capitalization. The authorized capital stock of Waste Deep is described on Exhibit A. As of the date of this Agreement, (i) all shares of Waste Deep Common Stock issued and outstanding, are validly issued, fully paid and non-assessable. There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Waste Deep or any Waste Deep Subsidiary or obligating Waste Deep or any Waste Deep Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Waste Deep or any Waste Deep Subsidiary. All shares of Waste Deep Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of Waste Deep or any Waste Deep Subsidiary to repurchase, redeem or otherwise acquire any shares of Waste Deep Common Stock or any capital stock of any Waste Deep Subsidiary. Each outstanding share of capital stock of each Waste Deep Subsidiary is duly authorized, validly issued, fully paid and non-assessable and each such share owned by Waste Deep or another Waste Deep Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Waste Deep’s or such other Waste Deep Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Waste Deep Material Adverse Effect. There are no material outstanding contractual obligations of Waste Deep or any Waste Deep Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Waste Deep Subsidiary or any other person.

SECTION 3.04.    Authority Relative to this Agreement. Waste Deep has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Exchange and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Waste Deep and the consummation by Waste Deep of the Exchange and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Waste Deep are necessary to authorize this Agreement or to consummate the Exchange and the other transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Waste Deep and, assuming the due authorization, execution and delivery by Digerati, constitutes a legal, valid and binding obligation of Waste Deep, enforceable against Waste Deep in accordance with its terms.

SECTION 3.05.    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by each of Waste Deep and Securityholders does not, and the performance of this Agreement by Waste Deep will not, (i) conflict with or violate the Waste Deep Articles of Incorporation or By-laws of Waste Deep or any equivalent organizational documents of any Waste Deep Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any foreign or domestic law, statute, ordinance, rule, regulation, order, judgment or decree (“Law”) applicable to Waste Deep, to any Waste Deep Subsidiary or Securityholders or by which any property or asset of Waste Deep, any Waste Deep Subsidiary or Securityholders is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Waste Deep, any Waste Deep Subsidiary or Securityholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Waste Deep Material Adverse Effect, and that could not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)    The execution and delivery of this Agreement by each of Waste Deep and Securityholders does not, and the performance of this Agreement by each of Waste Deep and Securityholders will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign governmental or regulatory authority (“Governmental Entity”), except (i) for applicable requirements, if any, of state securities or “blue sky” laws (“Blue Sky Laws”), state takeover laws, the filing and recordation of appropriate merger documents as required by the Nevada Revised Statutes and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, has not had, and could not reasonably be expected to have, individually or in the aggregate, a Waste Deep Material Adverse Effect, and could not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 3.06.    Permits; Compliance.

(a)    Each of Waste Deep and Waste Deep Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Waste Deep or any Waste Deep Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Waste Deep Permits”), except where the failure to have, or the suspension or cancellation of, any of Waste Deep Permits has not had, and could not reasonably be expected to have, individually or in the aggregate, a Waste Deep Material Adverse Effect, and, as of the date of this Agreement, no suspension or cancellation of any of Waste Deep Permits is pending or, to the knowledge of Waste Deep, threatened, except where the failure to have, or the suspension or cancellation of, any of Waste Deep Permits has not had, and could not reasonably be expected to have, individually or in the aggregate, a Waste Deep Material Adverse Effect.

(b)    Neither Waste Deep nor any Waste Deep Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to Waste Deep or any Waste Deep Subsidiary or by which any property or asset of Waste Deep or any Waste Deep Subsidiary is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Waste Deep or any Waste Deep Subsidiary is a party or by which Waste Deep or any Waste Deep Subsidiary or any property or asset of Waste Deep or any Waste Deep Subsidiary is bound or affected or (iii) any Waste Deep Permits, except, in the case of each of (i), (ii) and (iii), for any such conflicts, defaults or violations that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Waste Deep Material Adverse Effect.

SECTION 3.07.    Absence of Certain Changes or Events. Since the date of its organization, except as contemplated by or as disclosed in this Section, Waste Deep has conducted its businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any material change by Waste Deep in its accounting methods, principles or practices, (b) any declaration, setting aside or payment of any dividend or distribution in respect of the Commons Stock or any redemption, purchase or other acquisition of any of Waste Deep’s securities or (c) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of Waste Deep, except in the ordinary course of business.

(a)	Effective the 14th day of November 2012 Waste Deep, as Purchaser, entered into a Stock Purchase Agreement with Terry Dishon and Riverfront Capital, LLC, as Sellers, for the purchase and sale of 100% of the common stock of Dishon Disposal, Inc, a North Dakota corporation.
(b)	Effective the 14th day of November 2012 Waste Deep, as Purchaser, entered into a Stock Purchase Agreement with Sheyenne Rae Nelson Hurley and Hurley Fairview, LLC, as Sellers, for the purchase and sale of 100% of the common stock of Hurley Enterprises, Inc., a Montana corporation.

SECTION 3.08.    Absence of Litigation. Except as disclosed to Digerati, as of the date of this Agreement, there is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of Waste Deep, threatened against Waste Deep, or any subsidiary, property or asset of Waste Deep, before any court, arbitrator or governmental entity, domestic or foreign, which (i) has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on Waste Deep or (ii) seeks to delay or prevent the consummation of any other material transaction contemplated by this Agreement. As of the date of this Agreement, neither Waste Deep nor any property or asset of Waste Deep is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Waste Deep, continuing investigation by, any governmental entity, or any order, writ, judgment, injunction, decree, determination or award of any governmental entity or arbitrator having, individually or in the aggregate, a material adverse effect on Waste Deep.

SECTION 3.09.    Taxes. Waste Deep and each of Waste Deep Subsidiaries have timely filed or will timely file all returns and reports required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of Waste Deep and Waste Deep Subsidiaries.

SECTION 3.10.    State Takeover Statutes. The Board of Directors of Waste Deep has taken all action necessary to ensure that the restrictions on business combinations contained in Section 203 of the Nevada Revised Statutes will not apply to the Exchange and the other transactions contemplated by this Agreement. To the knowledge of Waste Deep, no other state takeover statute is applicable to the Exchange or the other transactions contemplated by this Agreement.

SECTION 3.11.    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Exchange or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Waste Deep.

SECTION 3.12.    Investment Representation.

(a)    As of the date hereof, each Securityholder is acquiring the Digerati Securities for its own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the 1933 Act; provided, however, that by making the representations herein, each Securityholder does not agree to hold any of the Digerati Securities for any minimum or other specific term and reserves the right to dispose of the Digerati Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.

(b)    Each Securityholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D (an “Accredited Investor”).

(c)    Each Securityholder understands that the Digerati Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state Securities laws and that Digerati is relying upon the truth and accuracy of, and each Securityholder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of each Securityholder set forth herein in order to determine the availability of such exemptions and the eligibility of each Securityholder to acquire the Digerati Securities.

(d)    Each Securityholder and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of Digerati and materials relating to the offer and sale of the Digerati Securities which have been requested by each Securityholder or its advisors. Each Securityholder and its advisors, if any, have been afforded the opportunity to ask questions of Digerati. Notwithstanding the foregoing, Digerati has not disclosed to each Securityholder any material nonpublic information and will not disclose such information unless such information is disclosed to the public prior to or promptly following such disclosure to each Securityholder. Neither such inquiries nor any other due diligence investigation conducted by Buyer or any of its advisors or representatives shall modify, amend or affect Buyer’s right to rely on Digerati’s representations and warranties contained in Section 3 below. Each Securityholder understands that its investment in the Digerati Securities involves a significant degree of risk.

(e)    Each Securityholder understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Digerati Securities.

(f)    Each Securityholder understands that (i) except as provided in the Registration Rights Agreement, the sale or re-sale of the Digerati Securities has not been and is not being registered under the 1933 Act or any applicable state Digerati Securities laws, and the Digerati Securities may not be transferred unless (a) the Digerati Securities are sold pursuant to an effective registration statement under the 1933 Act, (b) each Securityholder shall have delivered to Digerati an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Digerati Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, (c) the Digerati Securities are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the 1933 Act (or a successor rule) (“Rule 144”)) of each Securityholder who agrees to sell or otherwise transfer the Digerati Securities only in accordance with this Section 2(f) and who is an Accredited Investor, or (d) the Digerati Securities are sold pursuant to Rule 144; (ii) any sale of such Digerati Securities made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Digerati Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither Digerati nor any other person is under any obligation to register such Digerati Securities under the 1933 Act or any state Digerati Securities laws or to comply with the terms and conditions of any exemption thereunder (in each case, other than pursuant to the Registration Rights Agreement). Notwithstanding the foregoing or anything else contained herein to the contrary, the Digerati Securities may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

(g)    Each Securityholder understands that until the Digerati Securities have been registered under the 1933 Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of Digerati Securities as of a particular date that can then be immediately sold, the Digerati Securities may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Digerati Securities):

“The Digerati Securities represented by this certificate have not been registered under the Digerati Securities Act of 1933, as amended. The Digerati Securities may not be sold, transferred or assigned in the absence of an effective registration statement for the Digerati Securities under said Act, or an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, that registration is not required under said Act or unless sold pursuant to Rule 144 under said Act.”

The legend set forth above shall be removed, and Digerati shall issue a certificate without such legend to the holder of any Security upon which it is stamped, if, unless otherwise required by applicable state Digerati Securities laws, (a) such Security is registered for sale under an effective registration statement filed under the 1933 Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of Digerati Securities as of a particular date that can then be immediately sold, or (b) such holder provides Digerati with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Security may be made without registration under the 1933 Act and such sale or transfer is effected or (c) such holder provides Digerati with reasonable assurances that such Security can be sold pursuant to Rule 144. Each Securityholder agrees to sell all Digerati Securities, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

(h)    Each Securityholder is a resident of the jurisdiction set forth immediately below such Buyer’s name on the signature pages hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF DIGERATI

Digerati hereby represents and warrants to Waste Deep and Securityholders that:

SECTION 4.01.    Organization and Qualification; Subsidiaries. Each of Digerati and each subsidiary of Digerati (the “Digerati Subsidiaries”) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all corporate requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power, authority and governmental approvals have not had, and could not reasonably be expected to have, individually or in the aggregate, a Digerati Material Adverse Effect (as defined below). Each of Digerati and the Digerati Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Digerati Material Adverse Effect. The term “Digerati Material Adverse Effect” means any change in or effect on the business of Digerati and the Digerati Subsidiaries that is materially adverse to the financial condition or results of operations of Digerati and the Digerati Subsidiaries taken as a whole, except for any such changes or effects resulting from or in connection with (i) this Agreement or the transactions contemplated by this Agreement or the announcement hereof, (ii) any changes in economic, regulatory or political conditions or (iii) any issue or condition otherwise known to Digerati prior to the date of this Agreement.

SECTION 4.02.    Digerati Articles of Incorporation and By-Laws. Digerati has heretofore made available to Waste Deep a complete and correct copy of the Digerati Articles of Incorporation and the By-Laws of Digerati. Such Digerati Articles of Incorporation and By-Laws are in full force and effect. Digerati is not in violation of any of the provisions of its Digerati Articles of Incorporation or By-Laws.

SECTION 4.03.    Capitalization. The authorized capital stock of Digerati consists of (a) 1,304,348 shares of Digerati Common Stock and (b) 20,000,000 shares of preferred stock, par value $.001 per share (the “Digerati Preferred Stock”). As of the date of this Agreement, (i) 1,392,400 shares of common stock of Digerati, plus additional shares issued for the round-up provisions of the recent reverse split are issued and outstanding, all of which are validly issued, fully paid and non-assessable, and (ii) 1,000,000 shares of Digerati Series E Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable. Digerati has filed with the Secretary of the State of Nevada Certificates of Designation with respect to the Digerati Series A Preferred Stock to be issued in exchange for the Waste Deep Common Stock. As of the date of this Agreement, 1,000,000 shares of Digerati Series E Preferred Stock were issued and outstanding all of which are duly authorized, validly issued, fully paid and non-assessable. There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Digerati or any Digerati Subsidiary or obligating Digerati or any Digerati Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Digerati or any Digerati Subsidiary. All shares of Digerati Series A Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of Digerati or any Digerati Subsidiary to repurchase, redeem or otherwise acquire any shares of Digerati Series A Preferred Stock or any capital stock of any Digerati Subsidiary. Each outstanding share of capital stock of each Digerati Subsidiary is duly authorized, validly issued, fully paid and non-assessable and each such share owned by Digerati or another Digerati Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Digerati’s or such other Digerati Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Digerati Material Adverse Effect. There are no material outstanding contractual obligations of Digerati or any Digerati Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Digerati Subsidiary or any other person. The shares of Digerati Series A Preferred Stock, be issued pursuant to the Exchange in accordance with Section 2.01 (i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, Digerati’s Articles of Incorporation or By-Laws or any agreement to which Digerati is a party or is bound and (ii) the issuance will be exempt from registration under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) and applicable Blue Sky Laws.

SECTION 4.04.    Authority Relative to This Agreement. Digerati has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Exchange and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Digerati and the consummation by Digerati of the Exchange and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Digerati are necessary to authorize this Agreement or to consummate the Exchange and the other transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Digerati and, assuming the due authorization, execution and delivery by Waste Deep, constitutes a legal, valid and binding obligation of Digerati enforceable against Digerati in accordance with its terms.

SECTION 4.05.    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by Digerati does not, and the performance of this Agreement by Digerati will not, (i) conflict with or violate the Digerati Articles of Incorporation or By-laws of Digerati or any equivalent organizational documents of any Digerati Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to Digerati or any Digerati Subsidiary or by which any property or asset of Digerati or any Digerati Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Digerati or any Digerati Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults, or other occurrences that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Digerati Material Adverse Effect, and that could not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)    The execution and delivery of this Agreement by Digerati does not, and the performance of this Agreement by Digerati will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, the Securities Act, the OTC, state takeover laws, the filing and recordation of appropriate merger documents as required by the Nevada Revised Statutes and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, has not had, and could not reasonably be expected to have, individually or in the aggregate, a Digerati Material Adverse Effect, and could not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement

SECTION 4.06.    Permits; Compliance.

(a)    Each of Digerati and the Digerati Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Digerati or any Digerati Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Digerati Permits”), except where the failure to have, or the suspension or cancellation of, any of Digerati Permits has not had, and could not reasonably be expected to have, individually or in the aggregate, a Digerati Material Adverse Effect, and, as of the date of this Agreement, no suspension or cancellation of any of Digerati Permits is pending or, to the knowledge of Digerati, threatened, except where the failure to have, or the suspension or cancellation of, any of Digerati Permits has not had, and could not reasonably be expected to have, individually or in the aggregate, a Digerati Material Adverse Effect.

(b)    Neither Digerati nor any Digerati Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to Digerati or any Digerati Subsidiary or by which any property or asset of Digerati or any Digerati Subsidiary is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Digerati or any Digerati Subsidiary is a party or by which Digerati or any Digerati Subsidiary or any property or asset of Digerati or any Digerati Subsidiary is bound or affected or (iii) any Digerati Permits, except, in the case of each of (i), (ii) and (iii), for any such conflicts, defaults or violations that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Digerati Material Adverse Effect.

SECTION 4.07.    SEC Filings; Financial Statements.

(a)    Digerati has filed all forms, reports and documents required to be filed by it with the SEC since July 31, 2009 through the date of this Agreement (collectively, the “Digerati SEC Reports”), and Digerati has made available to Waste Deep true and correct copies of the Digerati SEC Reports. As of the respective dates they were filed, (i) the Digerati SEC Reports were prepared, and all forms, reports and documents filed with the SEC after the date of this Agreement and prior to the Effective Time will be prepared, in all material respects in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and (ii) none of the Digerati SEC Reports contained, nor will any forms, reports and documents filed after the date of this Agreement and prior to the Effective Time contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Digerati Subsidiary is required to file any form, report or other document with the SEC.

(b)    Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Digerati SEC Reports and in any form, report or document filed after the date of this Agreement and prior to the Effective Time was, or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each presented or will present fairly the consolidated financial position of Digerati and the consolidated Digerati Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Digerati Material Adverse Effect).

SECTION 4.08.    Absence of Certain Changes or Events. (a) Since June 30, 2012, except as contemplated by or as disclosed in this Agreement, or as disclosed in any Digerati SEC Report filed since June 30, 2012, Digerati and Digerati Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any Digerati Material Adverse Effect, (b) any material change by Digerati in its accounting methods, principles or practices, (c) any declaration, setting aside or payment of any dividend or distribution in respect of the Digerati Securities or any redemption, purchase or other acquisition of any of Digerati’s securities or (d) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of Digerati or any Digerati Subsidiary, except in the ordinary course of business consistent with past practice.

(b)    The Digerati Board of Directors authorized a reverse stock split of the common stock of Digerati effective as of the close of business on November 16th, 2012. Pursuant to this reverse stock split, each one hundred and fifteen (115) shares of common stock of Digerati issued and outstanding as of the date following the reverse stock split will be converted into one (1) share of Digerati common stock. Holders of pre-split shares of Digerati common stock who otherwise would have been entitled to receive a fractional share as a result of the reverse stock split will receive the next highest one hundred (100) shares such that each shareholder will own a whole number of shares divisible by one hundred (100).

SECTION 4.09.    Absence of Litigation. As of the date of this Agreement, there is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of Digerati, threatened against Digerati or any Digerati Subsidiary, or any property or asset of Digerati or any Digerati Subsidiary, before any court, arbitrator or Governmental Entity, domestic or foreign, which (i) has had, or could reasonably be expected to have, individually or in the aggregate, a Digerati Material Adverse Effect or (ii) seeks to delay or prevent the consummation of the Exchange or any other material transaction contemplated by this Agreement. As of the date of this Agreement, neither Digerati nor any Digerati Subsidiary nor any property or asset of Digerati or any Digerati Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Digerati, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity or arbitrator having, individually or in the aggregate, a Digerati Material Adverse Effect.

SECTION 4.10.    Taxes. Except for such matters that would not have a Digerati Material Adverse Effect, (a) Digerati and each of the Digerati Subsidiaries have timely filed or will timely file all returns and reports required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of Digerati and the Digerati Subsidiaries, (b) all Taxes shown to be payable on such returns or reports that are due prior to the Effective Time have been paid or will be paid, (c) as of the date of this Agreement, no deficiency for any material amount of Tax has been asserted or assessed by a taxing authority against Digerati or any of the Digerati Subsidiaries and (d) Digerati and each of the Digerati Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid in accordance with generally accepted accounting principles, whether or not shown as being due on any returns.

SECTION 4.11.    Accounting and Tax Matters. To the knowledge of Digerati, neither Digerati nor any of its affiliates has taken or agreed to take any action that would prevent the Exchange from constituting a transaction qualifying under Section 368(a) of the Code. Digerati is not aware of any agreement, plan or other circumstance that would prevent the Exchange from qualifying under Section 368(a) of the Code.

SECTION 4.12.    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Exchange or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Digerati.

ARTICLE V

CONDUCT OF BUSINESSES PENDING THE EXCHANGE

SECTION 5.01.    Conduct of Business by Waste Deep Pending the Exchange. Waste Deep agrees that, between the date of this Agreement and the Effective Time, except as contemplated by any other provision of this Agreement, unless Digerati shall otherwise consent in writing:

(i)    the businesses of Waste Deep and Waste Deep Subsidiaries shall be conducted only in, and Waste Deep and Waste Deep Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

(ii)    Waste Deep shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of Waste Deep and Waste Deep Subsidiaries and to preserve the current relationships of Waste Deep and Waste Deep Subsidiaries with customers, suppliers and other persons with which Waste Deep or any Waste Deep Subsidiary has significant business relations.

By way of amplification and not limitation, except as contemplated by this Agreement, neither Waste Deep nor any Waste Deep Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Digerati:

(a)    amend or otherwise change its Waste Deep Articles of Incorporation or By-Laws or equivalent organizational documents;

(b)    issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Waste Deep or any Waste Deep Subsidiary (except for the issuance of shares of Waste Deep Common Stock issuable pursuant to Waste Deep Stock Options and Warrants outstanding on the date of this Agreement or the issuance in the ordinary course of business and consistent with past practice) or (ii) any material assets of Waste Deep or any Waste Deep Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

(c)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d)    reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e)    (i)    acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice;

        (ii)     incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except for indebtedness incurred in the ordinary course of business and consistent with past practice;

       (iii)    enter into any contract or agreement material to the business, results of operations or financial condition of Waste Deep and Waste Deep Subsidiaries taken as a whole other than in the ordinary course of business, consistent with past practice; or

       (iv)    enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.01(e);

(f)    increase the compensation payable or to become payable to its employees, except for increases in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or employee of Waste Deep or any Waste Deep Subsidiary, except for employment or severance agreements in accordance with past practice, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director or employee; or

(g)    take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures.

SECTION 5.02.    Conduct of Business by Digerati Pending the Exchange. Digerati agrees that, between the date of this Agreement and the Effective Time, except as contemplated by any other provision of this Agreement, unless Waste Deep shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed):

(i)    the business of Digerati and the Digerati Subsidiaries shall be conducted only in, and Digerati and the Digerati Subsidiaries shall not take any action except in the ordinary course of business and in a manner consistent with past practice; and

(ii)    Digerati shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of Digerati and the Digerati Subsidiaries and to preserve the current relationships of Digerati and the Digerati Subsidiaries with customers, suppliers and other persons with which Digerati or any Digerati Subsidiary has significant business relations.

(iii)    Effective the 8th day of November, Digerati entered into a stock exchange agreement to exchange 100 % of the issued and outstanding capital stock of its two wholly owned subsidiaries, Digerati Networks, Inc. and Shift8 Networks, Inc., for 1,000 newly issued shares of common stock of Shift8 Technologies, Inc., a newly formed Nevada corporation,

By way of amplification and not limitation, except as contemplated by this Agreement, neither Digerati nor any Digerati Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Waste Deep (such consent not to be unreasonably withheld):

(a)    amend or otherwise change its Waste Deep Articles of Incorporation or By-Laws or equivalent organizational documents;

(b)    issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Digerati or any Digerati Subsidiary (except for the issuance of shares of Digerati Series A Preferred Stock issuable pursuant to the Digerati Stock Options outstanding on the date of this Agreement or the issuance in the ordinary course of business and consistent with past practice, or (ii) any material assets of Digerati or any Digerati Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

(c)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d)    reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e)    (i)    acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice;

       (ii)    incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except for indebtedness incurred in the ordinary course of business and consistent with past practice;

       (iii)    enter into any contract or agreement material to the business, results of operations or financial condition of Digerati and the Digerati Subsidiaries taken as a whole other than in the ordinary course of business, consistent with past practice; or

       (iv)    enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.02(e);

(f)    increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of Digerati or any Digerati Subsidiary who are not officers of Digerati, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Digerati or any Digerati Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; or

(g)    take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01.    Registration Rights. Digerati agrees to assume all obligations of Waste Deep pursuant to any registration rights agreements between Waste Deep and the Securityholders of Waste Deep, including the payment of any liquidated damages thereunder.

SECTION 6.02.    Filing of Form 8-K. Immediately after the Effective Time, new management of Digerati will procure the prompt preparation and file with the Securities and Exchange Commission appropriate notice describing this transaction on Form 8-K or other applicable form, and otherwise comply with the provisions of the Securities Exchange Act of 1934.

SECTION 6.03.    Preparation of Disclosure Statement. Immediately after the Effective Time, new management of Waste Deep will procure the preparation of a disclosure statement containing the necessary information to comply with Rule 15(c)2(11) promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and file such information with one or more firms who are members of the Financial Institution Regulatory Authority, Inc. (“FINRA”) and with FINRA as are necessary to continue the quotation of Digerati’s securities on the Electronic Bulletin Board reporting system and OTC Markets.

SECTION 6.04.    Access to Information; Confidentiality. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Digerati or Waste Deep or any of their respective subsidiaries is a party or pursuant to applicable Law, from the date of this Agreement to the Effective Time, Digerati and Waste Deep shall (and shall cause their respective subsidiaries to): (i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the other and its subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the other party and its subsidiaries as the other party or its Representatives may reasonably request.

SECTION 6.05.    Obligations of Digerati. Digerati shall take all action necessary to cause Digerati to perform its obligations under this Agreement and to consummate the Exchange on the terms and subject to the conditions set forth in this Agreement.

SECTION 6.06.    Application to NYSE Amex. When Digerati is eligible, new management shall make application to the NYSE Amex or other national stock exchange for listing the Digerati Common Stock for trading.

SECTION 6.07.    Filing of Amended Form 8-K. Within 75 days after the original report on Form 8-K must be filed, new management of Digerati will prepare and file with the SEC an amendment to the Form 8-K described in Section 6.02 above that includes the financial statements and pro forma financial information prepared pursuant to Regulation S-X for the periods specified in SEC Rule 3.05(b).

SECTION 6.08.    Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the Exchange and the other transactions contemplated by this Agreement, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Digerati or Waste Deep or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Exchange and the other transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Exchange and the other transactions contemplated by this Agreement required under (A) the Exchange Act and the Securities Act and the rules and regulations thereunder and any other applicable federal or state securities laws and (B) any other applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

SECTION 6.09.    Stock Option Plan. As soon as practicable, but in no event more than 5 business days, after the Effective Time, new management of Digerati will cause to be adopted a stock option and stock award plan (the “Plan”) that complies in form and substance with the rules of NYSE Amex stock exchange.

SECTION 6.10.    Change of Corporate Name. New management of Digerati will promptly take the appropriate corporate action to change the name of Digerati Technologies, Inc. to HD Oil Field Services or another appropriate name selected by new management of Digerati. Such action shall include compliance with SEC Rule 14C.

SECTION 6.11.    Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Exchange to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Exchange from qualifying, as a reorganization under the provisions of section 368(a) of the Code. Following the Effective Time, neither Digerati nor any of its affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Exchange to fail to qualify as a reorganization under section 368(a) of the Code.

SECTION 6.12.    Intentionally Omitted.

SECTION 6.13.    Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Digerati and Waste Deep.

SECTION 6.14.    Digerati Board of Directors. Present management of Digerati shall take all necessary action to cause John Howell to be appointed to the Board of Directors of Digerati to replace John R. Fleming and Murray R. Nye, as of the Effective Time, to serve until the next annual election of directors of Digerati specified by appropriate resolution. In connection with such election, Digerati shall have provided its securityholders with an Information Statement pursuant to Section 14f of the Exchange Act and SEC Rule 14f-1.

SECTION 6.15.    Employment Agreement. Present management of Digerati shall take all necessary action to cause an employment agreement to be executed between Digerati and John Howell in the form of ExhibitG as of the Effective Time

SECTION 6.16.    Conveyance Taxes. Digerati shall be liable for and shall hold Waste Deep and the holders of Waste Deep Securities who are holders of the Waste Deep Securities immediately prior to the Effective Time harmless against any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement. The parties acknowledge that this Section 6.16 is specifically intended to benefit the holders of Waste Deep Securities who are holders of the Waste Deep Securities immediately prior to the Effective Time.

ARTICLE VII

CONDITIONS TO THE EXCHANGE

SECTION 7.01.    Conditions to the Obligations of Each Party. The obligations of Waste Deep and Digerati to consummate the Exchange are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a)    this Agreement and the issuance of the Exchange Consideration pursuant to the terms of the Exchange, as the case may be, contemplated hereby shall have been approved and adopted by the requisite affirmative vote of (i) the shareholders of Waste Deep in accordance with the Nevada Revised Statutes and Waste Deep’s Articles of Incorporation and (ii) the shareholders of Digerati in accordance with the rules of the OTC, the Nevada Revised Statutes and Digerati’s Articles of Incorporation;

(b)    no Governmental Entity or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (an “Order”) which is then in effect and has the effect of making the Exchange illegal or otherwise prohibiting consummation of the Exchange;

(c)    all consents, approvals and authorizations legally required to be obtained to consummate the Exchange shall have been obtained from and made with all Governmental Entities; and

(c)    Waste Deep shall have closed and consummated the Stock Purchase Agreements described in Section 3.07 (a) and (b).

SECTION 7.02.    Conditions to the Obligations of Digerati. The obligations of Digerati to consummate the Exchange are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)    each of the representations and warranties of Waste Deep contained in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time, except where failure to be so true and correct would not have a Waste Deep Material Adverse Effect, and except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, except where failure to be so true and correct would not have a Waste Deep Material Adverse Effect, and Digerati shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Waste Deep to such effect;

(b)    Waste Deep shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except where the failure to so comply would not have a Waste Deep Material Adverse Effect, and Digerati shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Waste Deep to that effect; and

(c)    Digerati shall have received an officer’s certificate to Waste Deep, from an officer of Waste Deep, in the form of Exhibit C

(c)    Digerati shall have received the opinion of counsel to Waste Deep, in the form of Exhibit F

SECTION 7.03.    Conditions to the Obligations of Waste Deep. The obligations of Waste Deep to consummate the Exchange are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)    each of the representations and warranties of Digerati contained in this Agreement shall be true and correct as of the Effective Time, as though made on and as of the Effective Time, except where the failure to be so true and correct would not have a Digerati Material Adverse Effect, and except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, except where the failure to be so true and correct would not have a Digerati Material Adverse Effect, and Waste Deep shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Digerati to such effect;

(b)    Digerati shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except where the failure to comply would not have a Digerati Material Adverse Effect, and Waste Deep shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Digerati to that effect;

(c)    Waste Deep shall have received an officer’s certificate to Waste Deep, from an officer of Digerati, in the form of Exhibit B

(d)    Waste Deep shall have received the opinion of counsel to Digerati, in the form of Exhibit E

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.    Termination. This Agreement may be terminated and the Exchange and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

(a)    by mutual written consent duly authorized by the Boards of Directors of each of Digerati and Waste Deep;

(b)    by either Digerati or Waste Deep if the Effective Time shall not have occurred on or before December 5, 2012; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c)    there shall be any Order which is final and non-appealable preventing the consummation of the Exchange;

(d)    by Digerati upon a breach of any material representation, warranty, covenant or agreement on the part of Waste Deep set forth in this Agreement, or if any representation or warranty of Waste Deep shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) and Section 7.02(b) would not be satisfied (“Terminating Waste Deep Breach”); provided, however, that, if such Terminating Waste Deep Breach is curable by Waste Deep through the exercise of its best efforts and for so long as Waste Deep continues to exercise such best efforts, Digerati may not terminate this Agreement under this Section 8.01(d).

SECTION 8.02.    Effect of Termination. Except as provided in Section 9.01, in the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Digerati or Waste Deep or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease, provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 8.03.    Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement by the shareholders of Waste Deep, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Exchange. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.04.    Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

SECTION 8.05.    Expenses. All Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Exchange or any other transaction is consummated. “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the closing of the Exchange and the other transactions contemplated by this Agreement.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01.    Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.05, 6.08, 6.15 and this Article IX shall survive the Effective Time and those set forth in Sections  8.02 and 8.05 and this Article IX shall survive termination.

SECTION 9.02.    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Digerati:

Digerati Technologies, Inc.

3463 Magic Dr, Suite 202

San Antonio, TX 78229

Attn: Arthur L. Smith, President

Fax: (210) 693-1012

with a copy to (which shall not constitute notice to Digerati):

Sonfield & Sonfield

770 South Post Oak Lane, Suite 435

Houston, Texas 77056-1937

Attn: Robert L. Sonfield, Jr., Esq.

Fax: (713) 877-1547

if to Waste Deep:

Waste Deep, Inc.

12320 Barker Cypress

Suite 600 #247

Cypress, TX 77429

Attn: Gary Haak, President/CEO

with a copy to (which shall not constitute notice to Waste Deep):

Dunken, Valentino and Wellnitz, PLLC.

19855 Southwest Freeway, Suite 330

Houston, Texas 77479

Fax: 877-840-8226

Attn: Terry Dunken

SECTION 9.03.    Certain Definitions. For purposes of this Agreement, the term:

(a)    “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person;

(b)    “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

(c)    “knowledge” means, with respect to any matter in question, that the executive officers of Waste Deep or Digerati, as the case may be, have actual knowledge of such matter;

(d)    “person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

(e)    “subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(f)    “OTC” means the over-the-counter public trading markets including the Electronic Bulletin Board reporting system and OTC Markets

SECTION 9.04.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05.    Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 9.06.    Incorporation of Exhibits. All Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

SECTION 9.07.    Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 9.08.    Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada without regard to the principles of conflict of laws. The parties further agree that any action between them shall be heard in Harris County, Texas, and expressly consent to the jurisdiction and venue of the District Court of Texas, sitting in Houston, Texas and the United States District Court for the Southern District of Texas sitting in Houston, Texas for the adjudication of any civil action asserted pursuant to this Agreement Each party consenting to the jurisdiction of such courts and agreeing not to seek any change in venue or forum non conveniens, each party acknowledging that it has significant and sufficient business contacts to this forum.

SECTION 9.09.    Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.10.    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A faxed copy or photocopy of a party’s signature shall be deemed an original for all purposes.

SECTION 9.11.    Entire Agreement. This Agreement (including the Exhibits) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

IN WITNESS WHEREOF, Digerati, Security holders and Waste Deep have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DIGERATI TECHNOLOGIES, INC.

Attest by:	/s/ Antonio Estrada	By:	/s/ Arthur L. Smith
	Antonio Estrada, Secretary		Arthur L. Smith, President

WASTE DEEP, INC.

Attest by:	/s/ Gary Haak	By:	/s/ Gary Haak
	Gary Haak, Secretar		Gary Haak, President

/s/ Scott Hepford

As representative of Securityholders

Name:	/s/ Scott Hepford

EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

Certificates to be Issued and Exchanged

Pursuant to Section 2.01 (d)

Each outstanding share of Waste Deep Stock will be exchanged for the number of shares of Digerati Stock set out below

Name & Address of Shareholder	Waste Deep Stock	Number of Shares of Digerati
		Preferred Stock(1)(2)	Common Stock(2)
Sheyenne Rae NelsonHurley	200	20,000	2,000,000
Hurley Fairview, LLC	400	40,000	4,000,000
Terry Dishon	200	20,000	2,000,000
Riverfront Capital, LLC	400	40,000	4,000,000
John Howell	120	12,000	1,200,000
Oleum Capital, LLC	4,080	408,000	40,800,000
TOTAL	5,400	540,000	54,000,000

Shares of Digerati Common Stock will be issued to the persons and in the amounts set out below:

Name & Address of Shareholder	Number of Shares of Digerati
	Preferred Stock(1)	Common Stock
Arthur L. Smith	2,000	200,000
Antonio Estrada	1,750	175,000
Kenneth Ryon	826	82,600
John R. Fleming	250	25,000
Murray Nye	250	25,000
Rhodes Holdings LLC	15,000	1,500,000
Recap Marketing & Consulting LP	16,000	1,600,000
Cloud Capital	10,000	1,600,000
TOTAL	16,076	4,607,600

(1)	Each share of Digerati Series A Convertible Preferred Stock is convertible into 100 shares of Digerati common stock
(2)	The total number of shares of Digerati common stock issuable upon conversion of shares of Digerati Series A Convertible Preferred stock is 58,607,600.

EXHIBIT B TO AGREEMENT AND PLAN OF REORGANIZATION

Form of Officer’s Certificate of Digerati Concerning Accuracy

Pursuant to Section 7.03(c)

THE UNDERSIGNED HEREBY CERTIFIES, individually and on behalf of Digerati Technologies, Inc., a Nevada corporation (“Digerati”) pursuant to Section 7.03(c) of the Agreement and Plan of Reorganization (the “Agreement”), dated November 15, 2012 that I am the duly elected and qualified president of Digerati, and that all representations and warranties of Digerati and contained in the Agreement were accurate when made and, in addition, are accurate as of the Closing (as defined in the Agreement) as though such representations and warranties were made as of the Closing in exactly the same language by Digerati and regardless of knowledge or lack thereof on the part of Digerati and or changes beyond their or his control, and as of the Closing Digerati has performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by any of them at or before such time by the Agreement.

IN WITNESS WHEREOF, I have hereunto set my hand, and the seal of Digerati and this 26th day of November 2012.

/s/ Arthur L. Smith
Name: Arthur L. Smith

EXHIBIT C TO AGREEMENT AND PLAN OF REORGANIZATION

Form of Officer’s Certificate of Waste Deep Concerning Accuracy

Pursuant to Section 7.02(c)

THE UNDERSIGNED HEREBY CERTIFIES, individually and on behalf of Waste Deep, Inc., a Nevada corporation (“Waste Deep”) pursuant to Section 7.02(c) of the Agreement and Plan of Merger (the “Agreement”), dated November 15, 2012 that I am the duly elected and qualified CEO of Waste Deep, and that all representations and warranties of Waste Deep and contained in the Agreement were accurate when made and, in addition, are accurate as of the Closing (as defined in the Agreement) as though such representations and warranties were made as of the Closing in exactly the same language by Waste Deep and regardless of knowledge or lack thereof on the part of Waste Deep and or changes beyond their or his control, and as of the Closing Waste Deep, has performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by any of them at or before such time by the Agreement.

IN WITNESS WHEREOF, I have hereunto set my hand, and the seal of Waste Deep and this 15 day of November 2012.

/s/ Gary Haak
Name: Gary Haak, President

EXHIBIT D TO AGREEMENT AND PLAN OF REORGANIZATION

Form of Investment Representation
Pursuant to Section 3.16(i)

Mr. Arthur L. Smith

President

Digerati Technologies, Inc.

3463 Magic Drive, Suite 202

San Antonio, TX 78229

Dear Mr. Smith:

In connection with our proposed acquisition of shares of common stock (the “Shares”) of Digerati Technologies, Inc., a Nevada corporation (“Digerati”), in accordance with the terms of the Agreement and Plan of Reorganization dated November 15, 2012 among Digerati, Waste Deep, Inc., a Nevada corporation and the securityholders of Waste Deep, we confirm that:

1.    We are familiar with the business and financial condition, properties, operations and prospects of Digerati and, at a reasonable time prior to the execution of this letter, has been afforded the opportunity to ask questions of and received satisfactory answers from the chief executive officer or other persons acting on Digerati’s behalf, concerning the business and financial condition, properties, operations and prospects of Digerati and concerning the terms and conditions of the offering of the Shares and have asked such questions as we desired to ask and all such questions have been answered to our full satisfaction.

2.    We understand that, unless we notify Digerati in writing to the contrary before acceptance of this subscription, all the representations and warranties contained in this letter will be deemed to have been reaffirmed and confirmed as of the date of acceptance of this subscription, taking into account all information received by us.

3.    We understand that acquisition of the Shares involves various risks, including, but not limited to, those disclosure to us and in this letter.

4.    All documents, records and books pertaining to our proposed investment in the Shares which we have requested have been made available to us.

5.    We understand that the issuance of the Shares of Digerati have not been registered under the Securities Act of 1933, as amended (the “1933 Act”). The offering is being made in reliance upon the exemption from registration provided by section 4(2) of the 1933 Act and the provisions of Regulation D Rule 506 promulgated under the 1933 Act (“Regulation D”).

6.    We are (i) an “accredited investor”(as defined in Rule 50l(a) of Regulation D under the Securities Act), and (ii) we are acquiring the Shares for our own account, for investment purposes and not with a view to, or for offer or sale in connection with any distribution in violation of the Securities Act and we have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Shares, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

Upon transfer the Shares are to be registered in the name of the beneficial owner as follows:

Name

Address:

You and the Transfer Agent are entitled to rely upon this letter and you are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

Yours very truly,

Name:

Number of Shares:

Date:

EXHIBIT E TO AGREEMENT AND PLAN OF REORGANIZATION

Opinion of Digerati Counsel
Pursuant to Section 7.03(d)

Sonfield & Sonfield

A Professional Corporation

LEON SONFIELD (1865-1934) GEORGE M. SONFIELD (1899-1967) ROBERT L. SONFIELD (1893-1972) ____________________ FRANKLIN D. ROOSEVELT, JR. (1914-1988)	ATTORNEYS AT LAW 770 SOUTH POST OAK LANE HOUSTON, TEXAS 77056-1913 www.sonfield.com Telecopier (713) 877-1547 ____ Telephone (713) 877-8333	ROBERT L. SONFIELD, JR. Managing Director robert@sonfield.com Legal Assistant Jennifer Abney

November 26, 2012

Waste Deep, Inc.

12320 Barker Cypress
Suite 600 #247

Cypress, TX 77429

Ladies and Gentlemen:

We are acting as counsel to Digerati Technologies, Inc., a Nevada corporation (the “Company”) in connection with the transactions contemplated by the Agreement and Plan of Reorganization dated as of November 15, 2012 (the “Agreement”) by and among the Company, Waste Deep, Inc. (“Waste Deep”), a Nevada corporation and the stockholders of Waste Deep (the “Shareholders”).

In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of Company and, its officers and other representatives and of public officials.

In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:

(i)	the Agreement;

(ii)	the certificate of the officers of Company dated the date hereof (the “Officers' Certificate”);

(iii)	certified copies of the Articles of Incorporation and By-Laws, each as amended, of Company;

(iv)	a certified copy of certain resolutions duly adopted by the Board of Directors of Company; and

(v)	such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

Members of this firm are admitted to practice in the State of Texas. We express no opinion as to the laws of any jurisdiction other than (i) the laws of the State of Texas; and (ii) the federal laws of the United States of America to the extent specifically referred to herein.

As to factual matters, we have relied without investigation on the Officers' Certificate provided by Company and the representations and warranties contained in the Agreement.

(i)	Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada;

(ii)	Company has the corporate power to carry on their business as now being conducted;

(iii)	The Agreement has been duly authorized, executed and delivered by Company and is a valid and binding obligation of Company enforceable in accordance with its terms, except to the extent that enforcement is limited by applicable bankruptcy, reorganization, insolvency, moratorium, or similar laws affecting creditors' rights and remedies generally or by general equity principles (and excepting specific performance as a remedy);

(iv)	Company has taken all internal action necessary for its due performance under the Agreement;

(v)	The execution and delivery by Company of the Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any provisions of, Company's Articles of Incorporation, Company’s By-Laws, or, to the best of counsel's knowledge after inquiry and based upon information provided by Company, constitute a default under or give rise to a right of termination, acceleration, or cancellation under any agreement under which Company, or any of its properties are bound or violate any court order, writ or decree of injunction applicable to Company;

(vi)	Such counsel does not know, after inquiry, of any actions, suits or other legal proceedings or investigations pending or threatened against or relating to, materially adversely affecting Company; and

(vii)	All of the outstanding shares of Company's common stock are validly issued, fully-paid and non-assessable, without preemptive rights.

This opinion is being furnished only to you and is solely for your benefit and is not to be used, circulated, quoted, relied upon or otherwise referred to for any purpose without prior written consent except that the Shareholders, individually or collectively may rely on this opinion as if it were addressed to each Shareholder.

Yours very truly,

/s/ Robert L. Sonfield, Jr.
SONFIELD & SONFIELD

EXHIBIT F TO AGREEMENT AND PLAN OF REORGANIZATION

Opinion of Waste Deep, Inc. Counsel

Pursuant to Section 7.02(g)

Dunken, Valentino and Wellnitz, PLLC
dvwlegal.com
19588 Southwest Freeway
Suite 330
Sugar Land, TX 77479
E-mail: terry@dvwlegal.com
Phone: 281-202-5098

November 26, 2012

Digerati Technologies, Inc.

3463 Magic Drive, Suite 202
San Antonio, TX 78229

Ladies and Gentlemen:

We are acting as counsel to Waste Deep, Inc., a Nevada corporation, (“Waste Deep”) and the stockholders of Waste Deep (the “Shareholders”), in connection with the transaction contemplated by the Agreement and Plan of Reorganization (the “Agreement”) entered into by and among Digerati Technologies, Inc., a Nevada corporation (“Digerati”), Waste Deep, and the shareholders of Waste Deep (“Shareholders”).

In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of Waste Deep and its officers and Shareholders and their representatives and of public officials.

In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:

(i)	the Agreement;

(ii)	the certificate of the officers of Waste Deep, dated the date hereof (the “Officers' Certificate”);

(iii)	certified copies of the Articles of Incorporation and By-Laws, each as amended, of Waste Deep;

(iv)	certified copy of certain resolutions duly adopted by the Board of Directors and Shareholders of Waste Deep;

(v)	such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

Members of this firm are admitted to practice in the State of Texas. We express no opinion as to the laws of any jurisdiction other than (i) the laws of the State of Texas; and (ii) the federal laws of the United States of America to the extent specifically referred to herein.

As to factual matters, we have relied without investigation on the Officers' Certificate provided by Waste Deep and the representations and warranties contained in the Agreement.

(i)	Waste Deep is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is duly qualified to do business in any jurisdiction where so required;

(ii)	Waste Deep has the corporate power to carry on its business as now being conducted;

(iii)	The Agreement has been duly authorized, executed and delivered by Waste Deep and Shareholders, and is a valid and binding obligation of Waste Deep and Shareholders, enforceable in accordance with its terms, except to the extent that enforcement is limited by applicable bankruptcy, reorganization, moratorium, insolvency or similar laws affecting creditors' rights and remedies generally or by general equity principles (and excluding specific performance as a remedy), including limitations on enforcement by reason of fraudulent conveyance and corporate and other laws restricting indemnification by corporations, shareholders of a corporation, or its affiliates;

(iv)	Except as referred to herein, such counsel knows, after inquiry, of no actions, suit or other legal proceedings or investigations pending or threatened against or relating to or materially adversely affecting Waste Deep;

(v)	The execution and delivery by Waste Deep of the Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any provisions of Waste Deep's Articles of Incorporation or By-Laws or, to the best of such counsel's knowledge, after inquiry, and based upon information provided by Waste Deep and its officers and directors, constitute a default under or give rise to a right of termination, acceleration, or cancellation under any agreement under which Waste Deep or any of its properties are bound or violate any court order, writ or decree of injunction applicable to Waste Deep; and

(vi)	The authorized capitalization of Waste Deep is as set forth in the Agreement, all of the outstanding shares of common stock of Waste Deep are validly issued, fully-paid and non-assessable, without preemptive rights, and to the best of counsel's knowledge, after inquiry, there are no outstanding subscriptions, options, rights, warrants or other transfer agreements (whether oral or written) obligating Waste Deep to issue or transfer from treasury any of its securities except as set forth in the Agreement. When duly transferred as provided in the Agreement, to the best of counsel’s knowledge after inquiry, Company will own all of the equity interest of Waste Deep.

This opinion is being furnished only to you and is solely for your benefit and is not to be used, circulated, quoted, relied upon or otherwise referred to for any purpose without prior written consent.

Yours very truly,

/s/ Terry Dunken

EXHIBIT G TO AGREEMENT AND PLAN OF REORGANIZATION

John Howell Employment Agreement

Pursuant to Section 6.15

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of November 26, 2012 by and between Digerati Technologies, Inc., a Nevada corporation (the “Company”), and John Howell (“Executive”).

RECITALS

The Company is an oil field services company, initially operating in the Bakken Oil Fields of North Dakota and Montana. The Company desires to employ Executive, and the Executive desires to accept such employment, on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual promises set forth in this Agreement the parties hereto agree as follows:

ARTICLE I
Term of Employment

Subject to the provisions of Article V, and upon the terms and subject to the conditions set forth in this Agreement, the Company will employ Executive for the one-year period beginning on the date first written above (the “Commencement Date”) and ending on the first anniversary of the Commencement Date. This contract shall be automatically extended for an amount of time equal to any period in which any salaries are deferred without any effect to any vesting schedule as described herein.

ARTICLE II
Duties

2.01    Duties of Executive During the term of employment, Executive will:

(a)    Promote the interests, within the scope of his duties, of the Company and devote his time and efforts to the Company’s business and affairs.

(b)    Serve as the Chief Executive Officer of the Company and

(c)    Perform the duties and services consistent with the title and function of such office, including without limitation, those, if any, set forth in the bylaws of the Company or as specifically set forth from time to time by the Company’s Board of Directors (the “Board”).

2.02    Personal Investing. Nothing contained herein or under law shall be construed as preventing Executive from (i) investing Executive’s personal assets in such form or manner as will not require any services on the part of Executive in the operation or the affairs of the companies in which such investments are made and in which his participation is solely that of a passive investor (provided that he, collectively with his family and affiliated interests (or persons constituting a “group” under the federal securities laws) will not exceed 5% of any company’s voting securities); and (ii) engaging (not during normal business hours) in any other professional, civic, or philanthropic activities, provided that Executive’s investments or engagement does not result in a violation of his covenants under this Section or Article VI hereof.

ARTICLE III
Base Compensation

3.01    Semi-Monthly Payments. The Company will compensate Executive for the duties performed by him hereunder by payment of a base salary at the rate of Ten Thousand Dollars ($10,000.00) per month (the “Base”), payable in equal semi-monthly installments, subject to customary withholding for federal, state, and local taxes and other normal and customary withholding items.

3.02    Commencement of Compensation. The provisions of this Agreement shall commence to be paid or accrued upon the Commencement Date.

3.03   Equity Bonus. In addition to the base, the Company will i an additional Two Percent (2%) of the outstanding shares of the Company to Executive, or one million two hundred thousand (1,200,000) shares of common stock upon the Commencement Date.

3.04    Executive shall be entitled to receive from the Company a monthly housing allowance of up to Two Thousand Dollars ($2,000) per month.

ARTICLE IV
Reimbursement and Employment Benefits

4.01    Reimbursable Expenses. The Company shall in accordance with its standard policies in effect from time to time reimburse Executive for all reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company provided that Executive receives prior approval for all individual expenditures in excess of $500.

4.02    Common Stock Purchase Options, Upon execution of this agreement, Executive will be issued One Million Two Hundred Thousand (1,200,000) shares of common stock of the Company. Executive will additionally be issued a non-qualified stock option, as defined in the Internal Revenue Code of 1986, as amended, to purchase up to One Million Two Hundred Thousand (1,200,000) common shares of the Company, par value $.001. The exercise price of the incentive stock options will be priced at five cents ($.05) per share or 50% of the fair market value of the common stock, whichever is the lesser of the two, determined with reference to the average closing price of common stock as reported by the Electronic Bulletin Board of the prior 10 trading days of the exercise date of each option period. Options shall be issued with a cashless exercise option. The options will expire 10 years after the issuance.

ARTICLE V
Termination

5.01     Events of Termination. This Agreement, Executive’s compensation under Article III, and any and all other rights of Executive under this Agreement or otherwise as an employee of the Company will terminate (except as otherwise provided in this Article V):

(a)     upon termination of this Agreement by the Executive without Good Reason (as defined in Section 5.04);

(b)     upon the death of Executive;

(c)     upon the disability of Executive (as defined in Section 5.02);

(d)     for “Cause” (as defined in Section 5.03), immediately upon notice from the Company to Executive, or at such later time as such notice may specify; or

(e)     for “Good Reason” (as defined in Section 5.04) upon not less than thirty days’ prior notice from Executive to the Employer.

5.02    Definition of Disability. For purposes of Section 5.01, Executive will be deemed to have a “disability” if, for physical or mental reasons, Executive is unable to perform the essential functions of Executive's duties under this Agreement for 120 consecutive days, or 180 days during any twelve-month period, as determined in accordance with this Section 5.02. The disability of Executive will be determined by a medical doctor selected by written agreement of the Company and Executive upon the request of either party by notice to the other. If the Company and Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Executive has a disability. The determination of the medical doctor selected under this Section 5.02 will be binding on both parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 5.02, and the Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records. If Executive is not legally competent, Executive's legal guardian or duly authorized attorney-in-fact will act in Executive's stead, under this Section 5.02, for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this Section 5.02.

5.03     Definition of “Cause.” The term “Cause” shall mean the following:

(a)     Any violation by Executive of any material provision of this Agreement (including without limitation any violation of any provision of Sections 6.01, 6.02 or 6.03 hereof any and all of which are material in all respects), upon notice of same by the Company describing in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.03(a), which breach, if capable of being cured, has not been cured within 30 days after such notice (except for breaches of any provisions of sections 6.01, 6.02 or 6.03 which are not subject to cure or any notice);

(b)     Embezzlement by Executive of funds or property of the Company;

(c)    Habitual absenteeism, bad faith, fraud, refusal to perform his duties, gross negligence or willful misconduct on the part of Executive in the performance of his duties as an employee of the Company, provided that the Company has given written notice of and an opportunity of not less than 30 days to cure such breach, which notice describes in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.03(c), provided that no such notice or opportunity needs to be given if such conduct would unnecessarily or unreasonably expose the Company to undue risk or harm or one previous notice had already been given under this section or under section (i) above; or

(d)    A felonious act, conviction, or plea of nolo contendere of Executive under the laws of the United States or any state (except for any conviction or plea based on a vicarious liability theory and not the actual conduct of the Executive and except further, any such act, conviction or plea arising out of conduct directed by the Company’s Board of Directors).

5.04    Definition of “Good Reason.” For purposes of Section 5.01(a) and (e), the phrase “Good Reason” means any of the following: (a) The Company’s material breach of this Agreement; or (b) the assignment of Executive without his consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties at the Commencement Date or (c) any interference by either shareholders or Board of Directors that would materially affect his ability to perform the duties as outlined.

5.05     Termination Pay. Effective upon the termination of this Agreement, the Company will be obligated to pay Executive (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 5.05 (the “Severance”). For purposes of this Section 5.05, Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as Executive may designate by notice to the Company from time to time or, if Executive fails to give notice to the Company of such a beneficiary, Executive's estate. Notwithstanding the preceding sentence, the Company will have no duty, in any circumstances, to attempt to open an estate on behalf of Executive, to determine whether any beneficiary designated by Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as Executive's personal representative (or the trustee of a trust established by Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(a)    Termination by Executive without Good Reason. If Executive terminates this Agreement without Good Reason, the Company will pay Executive the full amount of unpaid Base compensation and accrued but unpaid benefits, including any vacation pay, earned by Executive pursuant to this Agreement through and including the effective date of termination of this Agreement (the “Termination Date”), reimburse Executive for all reasonable out-of-pocket expenses actually incurred by him, Executive shall be entitled to all stock options.

(b)    Termination by Executive for Good Reason. If Executive terminates this Agreement for Good Reason, the Company will pay Executive (i) the Executive's Base compensation for the remainder, if any, of the calendar month in which such termination is effective and for twelve consecutive calendar months thereafter, (ii) accrued but unpaid benefits, including any vacation pay, earned by Executive pursuant to this Agreement through and including the effective date of termination of this Agreement and (iii) The Company shall also reimburse Executive for all reasonable out-of-pocket expenses actually incurred by him. Executive shall be entitled to all stock options and stock options that are unexercised at the Termination Date shall be immediately vested in full.

(c)     Voluntary Resignation; Termination For Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (except upon a termination for Good Reason within twelve (12) months of a Change of Control), or (ii) for Cause by the Company (or any parent or subsidiary or successor of the Company), then Executive will not be entitled to receive any severance benefits and the sole obligation of the Company shall be to pay to Executive, an amount equal to Executive’s base salary payable through the date of termination of employment and any other employee benefits earned and owed through the date of termination. All unexercised stock options at the Termination Date shall be immediately vested in full.

(d)     Termination upon Disability. If this Agreement is terminated by either party as a result of Executive’s disability, as determined under Section 5.02, the Company will pay Executive his Base compensation through the remainder of the calendar month during which such termination is effective, accrued but unpaid benefits, including any vacation pay, earned by Executive pursuant to this Agreement through and including the effective date of termination of this Agreement and for the lesser of (i) six (6) consecutive months thereafter, or (ii) the period until disability insurance benefits commence under the disability insurance coverage furnished by the Company to the Executive. The Company shall also reimburse Executive for all reasonable out-of-pocket expenses actually incurred by him. Executive shall be entitled to all stock options and stock options that are unexercised at the Termination Date shall be immediately vested in full.

(e)     Termination upon Death. If this Agreement is terminated because of the Executive’s death, Executive will be entitled to receive his Base compensation through the end of the calendar month in which his death occurs, accrued but unpaid benefits, including any vacation pay, earned by Executive pursuant to this Agreement through and including the effective date of termination of this Agreement and that part of Executive’s Bonus compensation, if any, for the fiscal year during which his death occurs, prorated through the end of the calendar month during which his death occurs. The Company shall also reimburse Executive for all reasonable out-of-pocket expenses actually incurred by him. Executive shall be entitled to all stock options and stock options that are unexercised at the Termination Date shall be immediately vested in full.

(f)      Termination without Cause Prior to a Change of Control or After Twelve Months Following a Change of Control. If prior to a Change of Control or after twelve (12) months following a Change of Control, the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment without Cause, and, in each case, Executive signs and does not revoke a standard release of claims with the Company in a form acceptable to the Company, then Executive will receive, in addition to Executive’s salary payable through the date of termination of employment and any other employee benefits earned and owed through the date of termination, as well as six (6) months severance pay (less applicable withholding taxes) equal to the pro-rata portion of Executive’s base salary (as in effect immediately prior to Executive’s termination).

(g)     Constructive Termination or Termination without Cause Following a Change of Control. If within twelve (12) months following a Change of Control (i) Executive terminates his or her employment with the Company (or any parent or subsidiary or successor of the Company) for Good Reason, or (ii) the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment without Cause, and, in each case, Executive signs and does not revoke a standard release of claims with the Company in a form acceptable to the Company, then Executive will receive, in addition to Executive’s salary payable through the date of termination of employment and any other employee benefits earned and owed through the date of termination, the following severance from the Company:

(i)       Severance Payment. As provided in Section 5.05(h) below, six (6) months severance pay (less applicable withholding taxes) equal to the pro-rata portion of Executive’s base salary (as in effect immediately prior to (A) the Change of Control, or (B) Executive’s termination, whichever is greater).

(ii)     Accelerated Vesting of Options; Restricted Stock. Then-outstanding and unvested stock options in Company common stock, stock appreciation rights and similar equity awards held by Executive (“Options”) will immediately vest and become exercisable as to an all shares underlying such Options. The Options will remain exercisable following the termination for the period prescribed in the respective option agreement, which will not extend past the term of each Option. Additionally, any shares of restricted stock, restricted stock units and similar equity awards (“Restricted Stock”) then-held by Executive will immediately vest and the applicable Company right of repurchase or reacquisition with respect to such shares of Restricted Stock will lapse as to all such shares.

(h)     Timing of Termination Pay. The Company will pay the termination pay to which Executive is entitled under Section 5.05(f) above as salary continuation on the same basis and timing as in effect immediately prior to the termination and the Company will pay the severance payments to which Executive is entitled under Section 5.05(g) in a lump sum. If Executive should die before all amounts have been paid, such unpaid amounts will be paid in a lump sum payment (less any withholding taxes) to Executive’s spouse, designated beneficiary, or otherwise to the personal representative of Executive’s estate.

5.06    General.

(a)    Termination of this Agreement shall not affect the obligations of Executive under Article VI hereof that, pursuant to the express provisions of this Agreement, continue in full force and effect. Upon termination of this Agreement for any reason, Executive shall promptly deliver to the Company all Company property including without limitation all writings, records, data, memoranda, contracts, orders, sales literature, price lists, client lists, data processing materials, and other documents, whether or not obtained from the Company or any Affiliate, which pertain to or were used by Executive in connection with his employment by the Company or which pertain to any Affiliate, including, but not limited to, Confidential Information, as well as any automobiles, computers or other furniture, fixtures or equipment which were purchased by the Company for Executive or otherwise in Executive’s possession or control.

(b)    The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of a written formal employment agreement, if any, between the Company and Executive (an “Employment Agreement”). Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Agreement.

5.07.    Representations. Executive represents, warrants, and covenants to Company that (a) there is no other agreement or relationship which is binding on him which prevents him from entering into or fully performing under the terms hereof and (b) the Company may contact any past, present, or future entity with whom he has a business relationship and inform such entity of the existence of this Agreement and the terms and conditions set forth herein.

ARTICLE VI
Covenants

6.01    Competition/Solicitation. (a) During the term of this Agreement and for a period of eighteen (18) months after termination of this Agreement, regardless of the reason, Executive hereby covenants and agrees that he shall not, directly or indirectly, except in connection with his duties hereunder or otherwise for the sole account and benefit of the Company, whether as a sole proprietor, partner, member, shareholder, employee, director, officer, guarantor, consultant, independent contractor, or in any other capacity as principal or agent, or through any person, subsidiary, affiliate, or employee acting as nominee or agent, except with the consent of the Company:

(a)    Conduct or engage in, or be interested in or associated with, any person or entity anywhere in North America (plus any such additional geographical markets to which the Company may have expanded during the course of Executive‘s employment) other than the Company and its affiliates which conducts or engages in the Business (plus any such additional product or service markets to which the Company may have expanded during the course of Executive‘s employment). For purposes of this Agreement, “Business” shall be defined as the development, manufacture and marketing of diagnostic tests for ovarian cancer using a microarray platform.

(b)    Induce, or attempt to induce, hire or attempt to hire, or cause to be induced or hired, any employee of the Company, or persons who were employees of the Company within the 180 days preceding the Termination Date, to leave or terminate him or his employment with the Company, or hire or engage as an independent contractor any such employee of the Company.

(c)    Notwithstanding the foregoing, Executive shall not be prevented from (i) investing in or owning up to five percent (5%) of the outstanding stock of any corporation engaged in any business provided that such shares are regularly traded on a national securities exchange or in any over-the-counter market or (ii) retaining any shares of stock in any corporation which Executive owned before the date of his employment with the Company.

6.02    Confidential Information. Executive acknowledges that in his employment he is or will be making use of, acquiring, or adding to the Company’s confidential information which includes, but is not limited to, non-public and confidential memoranda and other materials or records of a proprietary nature; technical information regarding the operations of the Company; and records and policy matters relating to finance, personnel, market research, strategic planning, current and potential customers, lease arrangements, service contracts, management, and operations. Therefore, to protect the Company’s confidential information and to protect other employees who depend on the Company for regular employment, Executive agrees that during and after the Term of this Agreement, he will not in any way use any of said confidential information except in connection with his employment by the Company, and except in connection with the business of the Company he will not copy, reproduce, or take with him the original or any copies of said confidential information and will not directly or indirectly divulge any of said confidential information to anyone without the prior written consent of the Company.

6.03    Inventions. All discoveries, designs and inventions, whether patentable or not, relating to (or suggested by or resulting from) products, or other technology of the Company or any Affiliate or relating to (or suggested by or resulting from) methods or processes used or usable in connection with the business of the Company or any Affiliate that may be conceived, developed, or made by Executive during employment with the Company (hereinafter “Inventions”), either solely or jointly with others, shall automatically become the sole property of the Company or an Affiliate. Executive shall immediately disclose to the Company all such Inventions and shall, without additional compensation, execute all assignments and other documents deemed necessary to perfect the property rights of the Company or any Affiliate therein. These obligations shall continue beyond the termination of Executive’s employment with respect to Inventions conceived, developed, or made by Executive during employment with the Company. The provisions of this Section 6.03 shall not apply to any Invention for which no equipment, supplies, facility, or trade secret information of the Company or any Affiliate is used by Executive and which is developed entirely on Executive’s own time, unless (a) such Invention relates (i) to the business of the Company or an Affiliate or (ii) to the actual or demonstrably anticipated research or development of the Company or an Affiliate, or (b) such Invention results from work performed by Executive for the Company.

6.04    Non-Disparagement. For a period commencing on the Commencement Date and continuing for a period of eighteen (18) months, Executive hereby covenants and agrees that he shall not, directly or indirectly, defame, disparage, create false impressions, or otherwise put in a false or bad light the Company, its products or services, its business, reputation, conduct, practices, past or present employees, financial condition or otherwise.

6.05    Blue Penciling. If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope, or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope, or area.

6.06    Remedies. Executive acknowledges that any breach by him of the provisions of this Article VI of this Agreement shall cause irreparable harm to the Company and that a remedy at law for any breach or attempted breach of Article VI of this Agreement will be inadequate, and agrees that, notwithstanding section 9.01 hereof, the Company shall be entitled to exercise all remedies available to it, including specific performance and injunctive and other equitable relief, without the necessity of posting any bond, in the case of any such breach or attempted breach.

ARTICLE VII
Assignment

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by him shall be void.

ARTICLE VIII
Entire Agreement

This Agreement constitutes the entire understanding between the Company and Executive concerning his employment by the Company or subsidiaries and supersedes any and all previous agreements between Executive and the Company or any of its affiliates or subsidiaries concerning such employment, and/or any compensation, bonuses or incentives. Each party hereto shall pay its own costs and expenses (including legal fees) except as otherwise expressly provided herein incurred in connection with the preparation, negotiation, and execution of this Agreement. This Agreement may not be changed orally, but only in a written instrument signed by both parties hereto.

ARTICLE IX
Applicable Law; Miscellaneous

9.01    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

9.02    Indemnification of Executive. The Company shall indemnify and hold harmless Executive to the full extent authorized or permitted by law with respect to any claim, liability, action, or proceeding instituted or threatened against or incurred by Executive or his legal representatives and arising in connection with Executive’s conduct or position at any time as a director, officer, employee, or agent of the Company or any subsidiary thereof. The Company shall not change, modify, alter, or in any way limit the existing indemnification and reimbursement provisions relating to and for the benefit of its directors and officers without the prior written consent of Executive, including any modification or limitation of any directors and officers liability insurance policy.

9.03    Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a continuing waiver or a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party hereto which are not set forth expressly in this Agreement.

9.04    Unenforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.05    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

9.06    Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Digerati Technologies, Inc.

By:	/s/ Arthur L. Smith
Arthur L. Smith
President and CEO

Executive

By:	/s/ John Howell
John Howell